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                                                                    Exhibit 99.1

                    [LETTERHEAD OF PILOT NETWORK SERVICES]

Contacts:
Bob Osmond, Upstart Communications     Emma Rosen, Pilot Network Services, Inc.
510-457-3111 or bosmond@upstart.com    510-433-7851 or rosen@pilot.net

 Pilot Completes Stock Placement of $15 Million with Credit Suisse First Boston
              Subsidiary to Accelerate Strategic Global Expansion

     Pilot Continues to Expand into International Markets through Strategic
             Relationships with Global Telecommunications Carriers

Alameda, Calif., June 30, 2000 -- Pilot Network Services, Inc.(R) (Nasdaq: PILT) today announced that it completed on June 28, 2000 a private placement of preferred stock totaling $15 million with Marshall Capital Management Inc., a wholly owned subsidiary of Credit Suisse First Boston, engaged in proprietary investments in private placements of promising high-growth companies. Pilot(R) will use the proceeds to accelerate the deployment of its telecommunications partner strategy. Working in alliance with telcos around the world, Pilot configures its partners' data centers with the Pilot Heuristic Defense Infrastructure(TM) (HDI(TM)), to enable them to deliver Pilot Protected(TM) e-business and other Internet services to a growing base of international customers.

Pilot's patent-pending Heuristic Defense Infrastructure combines a multi-layered, distributed architecture, continually evolving defense processes and methodologies that learn from experience, and the expertise of security engineers to secure networks and Internet transmissions from unauthorized access, criminal hackers, and viruses, around the clock.

"Pilot has already taken major steps in realizing a long-term vision to combine the secure, next generation e-business services that Pilot invented and developed, with the wide-reaching infrastructure of global telecommunications leaders. With added financing, we can accelerate this effort and fulfill our strategic plan to deliver Pilot-Protected(TM) e-business services that circle the globe," said Marketta Silvera, chief executive officer and president, Pilot Network Services, Inc. "In coming months, Pilot will develop further strategic partner relationships that will bring both added resources and capabilities."

For the fiscal year ending March 31, 2000, Pilot reported an 82% increase in revenue over the previous fiscal year. This influx of capital from Marshall Capital Management will help Pilot fuel its continued rapid growth to fulfill its plan to deliver Pilot Protected services to customers worldwide.
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About Credit Suisse First Boston
Credit Suisse First Boston is a leading global investment banking firm, providing comprehensive financial advisory, capital raising, sales and trading, and financial products for wholesale users and suppliers of capital around the world. It operates in 55 offices across more than 35 countries and six continents and has over 15,000 staff. Credit Suisse First Boston is one of the world's largest securities firms in terms of financial resources, with approximately $9.8 billion in revenues in 1999 and $7.8 billion in equity and $275 billion in assets as of December 31, 1999. The Firm is a wholly owned subsidiary of the Zurich-based Credit Suisse Group. For more information on Credit Suisse First Boston, please visit http://www.csfb.com or the Technology Group at http://www.tech.csfb.com .

About Pilot Network Services, Inc.
Pilot Network Services, Inc. is the only provider of highly secure, subscription-based e-business services. As the Security Utility(TM) pioneer, Pilot enables secure e-business for companies of all sizes in every industry by providing a wide range of services with built-in security to protect enterprise networks. Pilot protected e-business services include secure hosting, Internet access and gateways, and extranet/VPN services. Customers can choose options including encryption, authentication, access control, virus scanning, and web filtering. Pilot provides the highest level of protection available today by connecting businesses to the Internet through Pilot Security Centers.
Protection from hackers, viruses, and other threats is built into the Pilot network with an advanced, distributed security architecture called the Pilot Heuristic Defense Infrastructure(TM) (HDI(TM)). The Pilot HDI combines the most advanced technology with 24 x 7 monitoring by security engineers to continually evolve and proactively defend Pilot clients' e-business interactions against attack. Pilot can be reached at 888-40-PILOT or online at www.pilot.net and info@pilot.net/1/.

                                      ###
____________________

/1/ Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including potential fluctuations in results of operations, the new market for Internet security monitoring, detection and defense services, impact of competitive products and services, and risk factors listed in Pilot's registration statement on Form S-1 dated August 10, 1998.